Exhibit 99.1

Investor Contact:	Media Contact:
David Olson	Brad Kieffer
The Abernathy MacGregor Group	(818) 676-6833
(818) 917-1469	brad.kieffer@healthnet.com
dwo@abmac.com

HEALTH NET REPORTS SECOND QUARTER 2014 GAAP NET INCOME

OF $120.9 MILLION, OR $1.49 PER DILUTED SHARE

WESTERN REGION OPERATIONS AND GOVERNMENT CONTRACTS SEGMENTS PRODUCE

COMBINED NET INCOME OF $0.62 PER DILUTED SHARE IN SECOND QUARTER 2014

YEAR-OVER-YEAR, HEALTH PLAN SERVICES PREMIUM REVENUES GREW 26.5 PERCENT

HEALTH PLAN ENROLLMENT CLIMBS 17.4 PERCENT YEAR-OVER-YEAR,

DRIVEN BY CONTINUED COMMERCIAL GROWTH FROM EXCHANGES

AND MEDICAID GROWTH FROM EXPANSION

COMPANY ANNOUNCES LETTER OF INTENT FOR COMPREHENSIVE SERVICES AGREEMENT

IN COLLABORATION WITH COGNIZANT TECHNOLOGY SOLUTIONS:

HEALTH NET EXPECTS $150 TO $200 MILLION IN ANNUAL G&A

AND DEPRECIATION EXPENSE SAVINGS BY 2017

LOS ANGELES, August 6, 2014 – Health Net, Inc. (NYSE: HNT) today announced 2014 second quarter GAAP net income of $120.9 million, or $1.49 per diluted share, compared with GAAP net income of $33.5 million, or $0.42 per diluted share, for the second quarter of 2013.

The company’s Western Region Operations (Western Region) and Government Contracts segments produced combined net income of $50.3 million, or $0.62 per diluted share, in the second quarter of 2014 compared with $41.4 million, or $0.52 per diluted share, in the second quarter of 2013.

The second quarter 2014 results include approximately $3.3 million in pretax expenses, primarily related to severance costs, and a $72.6 million income tax benefit resulting from a loss on the stock of our subsidiary, Health Net of the Northeast.

Highlights from the second quarter of 2014 include:

1.	Health Net’s total revenues climbed 24.9 percent in the second quarter of 2014 compared with the second quarter of 2013, and health plan services premiums revenues grew 26.5 percent over the same period;

2.	The company achieved 17.4 percent enrollment growth in its Western Region health plans in the second quarter of 2014 compared with the second quarter of 2013;

3.	Individual enrollment increased by 260,000 members, or 226.1 percent, in the second quarter of 2014 compared with the second quarter of 2013 and increased by 168,000 members, or 81.2 percent, compared with the first quarter of 2014. This sequential growth was primarily driven by the enrollment of new individual members through the Affordable Care Act (ACA) exchanges;

4.	Medicaid enrollment increased by 286,000 members, or 25.6 percent, in the second quarter of 2014 compared with the second quarter of 2013 and by more than 8 percent sequentially. This was primarily the result of new members added in Arizona and California from the expansion of Medicaid eligibility under the ACA; and

5.	The company’s Western Region commercial Medical Care Ratio (MCR) improved by 260 basis points year-over-year, as health care cost trends remained moderate, the product mix improved and the company’s premiums reflect the new Health Insurer Fee (HIF).

“We are very encouraged by our results so far in 2014. Our focused and deliberate strategic approaches to the new opportunities in the exchanges and Medicaid expansion are driving substantial enrollment and revenue growth and higher income,” said Jay Gellert, Health Net’s chief executive officer.

“We expect further growth in the second half of 2014 from the dual eligible demonstrations in Los Angeles and San Diego counties and continued enrollment growth from Medicaid expansion,” he added.

The company also announced it has signed a Letter of Intent with Cognizant Technology Solutions (Cognizant), a leading provider of information technology, consulting and business process services, as part of its commitment to address its scale issue. The company expects to execute a definitive services agreement with Cognizant before the end of the third quarter of 2014, which will be subject to required regulatory approval. The services agreement is currently expected to generate approximately $150 to $200 million in annual General and Administrative (G&A) and depreciation expense savings by 2017.

“Our decision to move forward with the services agreement was the result of many months of careful consideration. We believe that our expanded relationship with Cognizant will enhance our capabilities, enable greater innovation and ensure that we will maintain the high service levels our members and providers have come to expect from Health Net,” noted Gellert. “We will begin preparing for the transition immediately upon signing. We will then submit our plan for the required regulatory approval. We expect to receive approval in the first half of 2015.”

CONSOLIDATED RESULTS

Health Net’s total revenues increased 24.9 percent in the second quarter of 2014 to $3.4 billion from $2.7 billion in the second quarter of 2013.

Health plan services premium revenues of approximately $3.3 billion in the second quarter of 2014 increased by 26.5 percent compared with the second quarter of 2013.

Health plan services expenses of approximately $2.8 billion in the second quarter of 2014 increased by 26.1 percent compared with the second quarter of 2013.

WESTERN REGION OPERATIONS SEGMENT

Health Plan Membership

Total enrollment in the Western Region at June 30, 2014 was approximately 2.9 million members, an increase of 17.4 percent from enrollment at June 30, 2013.

Total enrollment in the company’s California health plans at June 30, 2014 was approximately 2.5 million members, an increase of 14.3 percent from enrollment at June 30, 2013.

Western Region commercial enrollment at June 30, 2014 was approximately 1.3 million members, an increase of 10.4 percent compared with enrollment at June 30, 2013.

Membership in tailored network products represented 52.5 percent of the company’s Western Region commercial membership at June 30, 2014 compared with 37.3 percent at June 30, 2013.

“Our historical success with tailored network products provided the basis for our product strategy in the exchanges where most of our enrollment is in tailored network products,” said Jim Woys, Health Net’s chief operating officer. “As a result of the exchange growth, we expect the percentage of commercial enrollment in tailored network products to remain at greater than 50 percent through 2014,” explained Woys.

Enrollment in the company’s Medicare Advantage (MA) plans was 262,000 members at June 30, 2014, which represents an 11.0 percent increase compared with enrollment of 236,000 members at June 30, 2013.

Medicaid enrollment increased 25.6 percent to 1.4 million members at June 30, 2014 compared with approximately 1.1 million members as of June 30, 2013, primarily due to Medicaid expansion under the ACA.

Dual eligibles enrollment was 2,000 members at June 30, 2014.

“We expect duals enrollment to accelerate in the second half of 2014, primarily due to the start of passive enrollment in Los Angeles County on July 1, 2014,” Woys added.

Revenues

Total revenues for the Western Region for the second quarter of 2014 were approximately $3.3 billion compared with approximately $2.6 billion in the second quarter of 2013.

Net investment income in the Western Region was $12.0 million in the second quarter of 2014 compared with $17.1 million in the second quarter of 2013 and $11.1 million in the first quarter of 2014.

Health Plan Services Expenses

Health plan services expenses in the Western Region were approximately $2.8 billion in the second quarter of 2014 compared with approximately $2.2 billion in the second quarter of 2013.

Commercial Premium Yields and Health Care Cost Trends

In the Western Region, commercial premiums per member per month (PMPM) decreased by 0.4 percent to approximately $379 in the second quarter of 2014 compared with approximately $380 in the second quarter of 2013.

Commercial health care costs PMPM in the Western Region decreased by 3.4 percent to approximately $312 in the second quarter of 2014 compared with approximately $323 in the second quarter of 2013.

“Health care cost trends remain moderate by historical standards for physician, inpatient and outpatient services,” said Woys. “We also benefit from the improving mix of our commercial business as large group enrollment has declined and individual enrollment, largely in our tailored network products, has increased significantly due to our success with the exchanges.”

Medical Care Ratios

The health plan services MCR in the Western Region was 84.7 percent in the second quarter of 2014 compared with 85.0 percent in the second quarter of 2013.

The Western Region commercial MCR was 82.3 percent in the second quarter of 2014 compared with 84.9 percent in the second quarter of 2013 due to continued moderation in cost trends, an improved product mix and premium increases to reflect the new HIF.

The MA MCR in the Western Region was 90.9 percent in the second quarter of 2014 compared with 89.9 percent in the second quarter of 2013.

The Medicaid MCR was 83.6 percent in the second quarter of 2014 compared with 79.5 percent in the second quarter of 2013. Retroactive reinstatement of premium taxes in the second quarter of 2013 benefited the Medicaid MCR in the second quarter of 2013 by 400 basis points.

G&A Expenses

G&A expenses in the Western Region were $342.0 million in the second quarter of 2014 compared with $284.1 million in the second quarter of 2013 and $357.9 million in the first quarter of 2014. The G&A expense ratio was 10.5 percent in the second quarter of 2014 compared with 11.0 percent in the second quarter of 2013 and 12.4 percent in the first quarter of 2014.

“The administrative expense ratio, which excludes premium taxes and ACA-related fees, also declined sequentially and year-over-year in the second quarter of 2014,” said Woys. “We are very focused on continued improvement in our administrative efficiency while preparing for the transition with Cognizant.”

GOVERNMENT CONTRACTS SEGMENT

Government Contracts revenues were $154.1 million in the second quarter of 2014 compared with $139.9 million in the second quarter of 2013.

Government Contracts expenses were $132.6 million in the second quarter of 2014 compared with $121.8 million in the second quarter of 2013.

BALANCE SHEET

Cash and investments as of June 30, 2014 were $2.3 billion compared with $1.9 billion as of June 30, 2013.

Reserves for claims and other settlements were $1.5 billion as of June 30, 2014 compared with $1.0 billion as of June 30, 2013 and $1.2 billion as of March 31, 2014.

Days claims payable (DCP) for the second quarter of 2014 was 49.0 days compared with 42.1 days in the second quarter of 2013 and 43.2 days in the first quarter of 2014.

On an adjusted1 basis, DCP for the second quarter of 2014 was 64.4 days compared with 58.4 days in the second quarter of 2013 and 63.1 days in the first quarter of 2014.

The company’s debt-to-total capital ratio was 21.5 percent as of June 30, 2014 compared with 22.9 percent as of March 31, 2014 and 25.6 percent as of June 30, 2013.

CASH FLOW FROM OPERATIONS

Operating cash flow was negative $13.8 million in the second quarter of 2014 because the company did not receive approximately $300 million of expected Medicaid payments in the second quarter.

“We received approximately $262 million in June Medi-Cal payments on July 28, 2014,” said Joseph Capezza, Health Net’s chief financial officer. “We now have received all June payments.”

The company noted that cash at the parent was approximately $200.4 million at June 30, 2014.

STOCK REPURCHASE UPDATE

Health Net did not repurchase any shares of its common stock in the second quarter of 2014 as it was evaluating its scale issues. At June 30, 2014, approximately $280 million of authorization under the company’s existing $400 million stock repurchase program remained.

“We intend to resume repurchases in the third quarter of 2014 through privately negotiated transactions, accelerated share repurchase programs, open market transactions, or by any combination of such methods,” Capezza explained.

“We are increasing our guidance for weighted-average fully diluted shares outstanding in 2014 to approximately 80 million shares from our prior guidance of 77 million shares,” he added.

2014 GUIDANCE

The company is maintaining GAAP earnings per diluted share of at least $3.00 for the full year 2014.

The table included in this release provides specific 2014 guidance metrics, including updates to expectations for Medicaid and total health plan membership, state health plans revenues, the Medicaid MCR, tax rates and weighted-average fully diluted shares outstanding.

“We are maintaining our diluted EPS guidance for the combined Western Region and Government Contracts segments of at least $2.22 despite the higher share count. In effect, we are increasing our pretax income guidance for the combined segments by approximately $12 million for the full year,” Capezza noted.

[1]	For a reconciliation of adjusted days claims payable to the comparable GAAP financial measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Days Claims Payable” in the company’s Form 10-Q for the quarter ended June 30, 2014, and Item 2.02 in the company’s Form 8-K filed with the Securities and Exchange Commission on August 6, 2014.

CONFERENCE CALL

As previously announced, Health Net will discuss the company’s second quarter 2014 financial results during a conference call on Wednesday, August 6, 2014, beginning at approximately 11:00 a.m. Eastern time. The conference call should be accessed at least 15 minutes prior to its start with the following numbers:

(877) 407-4019 (Domestic)	(877) 660-6853 (Replay – Domestic)
(201) 689-8337 (International)	(201) 612-7415 (Replay – International)

An access code is not required for the live conference call on August 6, 2014. The access code for the replay is 13585376. The replay of the conference call will be available through August 11, 2014. A live webcast and replay of the conference call also will be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call or webcast will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and other reports filed by the company from time to time with the Securities and Exchange Commission.

ABOUT HEALTH NET

Health Net, Inc. is a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Its mission is to help people be healthy, secure and comfortable. Health Net provides and administers health benefits to approximately 5.8 million individuals across the country through group, individual, Medicare (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid, U.S. Department of Defense, including TRICARE, and Veterans Affairs programs. Health Net also offers behavioral health, substance abuse and employee assistance programs, managed health care products related to prescription drugs, managed health care product coordination for multi-region employers, and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s website at www.healthnet.com.

CAUTIONARY STATEMENTS

The company and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act (“PSLRA”) of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission (“SEC”), reports to stockholders and in meetings with investors and analysts. All statements in this press release, other than statements of historical information provided herein, may be deemed to be forward-looking statements and as such are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to changes in circumstances and a number of risks and uncertainties. Without limiting the foregoing, statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend,” “feels,” “will,” “projects” and other similar expressions are intended to identify forward-looking statements.

Actual results could differ materially from those expressed in, or implied or projected by the forward-looking information and statements due to, among other things, health care reform and other increased government participation in and taxation or regulation of health benefits and managed care operations, including but not limited to the implementation of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) and related fees, assessments and taxes; the company’s ability to successfully participate in California’s Coordinated Care Initiative, which is subject to a number of risks inherent in untested health care initiatives and requires the company to adequately predict the costs of providing benefits to individuals that are generally among the most chronically ill within each of Medicare and Medi-Cal and implement delivery systems for benefits with which the company has limited operating experience; the company’s ability to successfully participate in the federal and state health insurance exchanges under the ACA, which have experienced technical challenges in implementation and which involve uncertainties related to the mix and volume of business that could negatively impact the adequacy of our premium rates and may not be sufficiently offset by the risk apportionment provisions of the ACA; increasing health care costs, including but not limited to costs associated with the introduction of new treatments or therapies; our ability to reduce administrative expenses while maintaining targeted levels of service and operating performance which could be significantly impacted if we are unable to reach a final agreement with Cognizant or do not receive applicable regulatory approval of any final services agreement; negative prior period claims reserve developments; rate cuts and other risks and uncertainties affecting the company’s Medicare or Medicaid businesses; the company’s ability to successfully participate in Arizona’s Medicaid program; trends in medical care ratios; membership declines or negative changes in our health care product mix; unexpected utilization patterns or unexpectedly severe or widespread illnesses; the timing of collections on amounts receivable from state and federal governments and agencies, including collections of amounts owed under the T-3 contract; litigation costs; regulatory issues with federal and state agencies including, but not limited to, the California Department of Managed Health Care, the Centers for Medicare & Medicaid Services, the Office of Civil Rights of the U.S. Department of Health and Human Services and state departments of insurance; operational issues; changes in economic or market conditions; failure to effectively oversee our third-party vendors; noncompliance by the company or the company’s business associates with any privacy laws or any security breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information; impairment of the company’s goodwill or other intangible assets; investment portfolio impairment charges; volatility in the financial markets; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K and subsequent Quarterly Report on Form 10-Q filed with the SEC and the other risks discussed in the company’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as may be required by law, the company undertakes no obligation to address or publicly update any forward-looking statements to reflect events or circumstances that arise after the date of this release.

The financial information presented in this press release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014.

Eight pages of tables follow.

Health Net, Inc.

2014 GAAP Guidance(1)

MEMBERSHIP	Current (updated 8/6/14)	Previous (as of 5/7/14)

	Enrollment at 12/31/2014	Enrollment at 12/31/2014
Commercial
Large Group	560,000	560,000
Small Group	280,000	280,000
Individual	380,000	380,000

Total Commercial	1,220,000	1,220,000

Medicare Advantage	260,000	260,000

Medicaid	1,585,000	1,535,000

Dual Eligibles	38,000	38,000

Total Health Plan Membership	3,103,000	3,053,000

Premium Revenues	FY2014	FY2014
Commercial	$5.6 billion	$5.6 billion
Medicare Advantage	$3.0 billion	$3.0 billion
State Health Plans	$4.5 billion	$4.4 billion
Dual Eligibles	$342 million	$342 million
Total Health Plans	$13.4 billion	$13.3 billion

Total Consolidated Revenues	$14.0 billion	$14.0 billion

Medical Care Ratios (MCR)	FY2014	FY2014
Commercial	83.0%	83.0%
Medicare Advantage	90.9%	90.9%
Medicaid	83.6%	83.9%
Dual Eligibles	86.5%	86.5%

G&A Expense Ratio	10.8%	10.8%

Tax Rate(2)	31.1%	34.6%

Western Region and Government Contracts Tax Rate(3)	51.5%	52.2%

Weighted-average fully diluted shares outstanding	80 million	77 million

GAAP Earnings per Diluted Share (EPS)(2)	At least $3.00	At least $3.00

Western Region and Government Contracts EPS(3)	At least $2.22	At least $2.22

(1)	All guidance metrics are approximations

(2)	Includes a $72.6 million tax benefit

(3)	Excludes the $72.6 million tax benefit

Health Net, Inc.

Enrollment Data - By State

(In thousands)

				Change from
				March 31, 2014		June 30, 2013
	June 30,	March 31,	June 30,	Increase/	%	Increase/	%
	2014	2014	2013	(Decrease)	Change	(Decrease)	Change
California
Large Group	492	499	608	(7)	(1.4)%	(116)	(19.1)%
Small Group	240	239	241	1	0.4%	(1)	(0.4)%
Individual	272	158	98	114	72.2%	174	177.6%

Commercial Risk	1,004	896	947	108	12.1%	57	6.0%
Medicare Advantage	162	156	146	6	3.8%	16	11.0%
Medi-Cal	1,359	1,279	1,118	80	6.3%	241	21.6%
Dual Eligibles	2			2	0.0%	2	0.0%
Total California	2,527	2,331	2,211	196	8.4%	316	14.3%
Arizona
Large Group	48	50	64	(2)	(4.0)%	(16)	(25.0)%
Small Group	43	40	42	3	7.5%	1	2.4%
Individual	99	47	14	52	110.6%	85	607.1%

Commercial Risk	190	137	120	53	38.7%	70	58.3%
Medicare Advantage	46	46	43	0	0.0%	3	7.0%
Medicaid	45	18		27	150.0%	45	0.0%
Total Arizona	281	201	163	80	39.8%	118	72.4%
Northwest
Large Group	28	29	23	(1)	(3.4)%	5	21.7%
Small Group	25	27	40	(2)	(7.4)%	(15)	(37.5)%
Individual	4	2	3	2	100.0%	1	33.3%

Commercial Risk	57	58	66	(1)	(1.7)%	(9)	(13.6)%
Medicare Advantage	54	53	47	1	1.9%	7	14.9%
Total Northwest	111	111	113	0	0.0%	(2)	(1.8)%

Total Health Plan Enrollment
Large Group	568	578	695	(10)	(1.7)%	(127)	(18.3)%
Small Group	308	306	323	2	0.7%	(15)	(4.6)%
Individual	375	207	115	168	81.2%	260	226.1%

Commercial Risk	1,251	1,091	1,133	160	14.7%	118	10.4%
Medicare Advantage	262	255	236	7	2.7%	26	11.0%
Medi-Cal/Medicaid	1,404	1,297	1,118	107	8.2%	286	25.6%
Dual Eligibles	2	0	0	2	0.0%	2	0.0%

Western Region Operations	2,919	2,643	2,487	276	10.4%	432	17.4%

TRICARE - North Contract Eligibles	2,849	2,851	2,865	(2)	(0.1)%	(16)	(0.6)%

Health Net, Inc.

Enrollment Data - Line of Business

(In thousands)

				Change from
				March 31, 2014		June 30, 2013
	June 30,	March 31,	June 30,	Increase/	%	Increase/	%
	2014	2014	2013	(Decrease)	Change	(Decrease)	Change
Large Group
California	492	499	608	(7)	(1.4)%	(116)	(19.1)%
Arizona	48	50	64	(2)	(4.0)%	(16)	(25.0)%
Northwest	28	29	23	(1)	(3.4)%	5	21.7%

	568	578	695	(10)	(1.7)%	(127)	(18.3)%

Small Group
California	240	239	241	1	0.4%	(1)	(0.4)%
Arizona	43	40	42	3	7.5%	1	2.4%
Northwest	25	27	40	(2)	(7.4)%	(15)	(37.5)%

	308	306	323	2	0.7%	(15)	(4.6)%

Individual
California	272	158	98	114	72.2%	174	177.6%
Arizona	99	47	14	52	110.6%	85	607.1%
Northwest	4	2	3	2	100.0%	1	33.3%

	375	207	115	168	81.2%	260	226.1%

Commercial Risk
California	1,004	896	947	108	12.1%	57	6.0%
Arizona	190	137	120	53	38.7%	70	58.3%
Northwest	57	58	66	(1)	(1.7)%	(9)	(13.6)%

	1,251	1,091	1,133	160	14.7%	118	10.4%

Medicare Advantage
California	162	156	146	6	3.8%	16	11.0%
Arizona	46	46	43	0	0.0%	3	7.0%
Northwest	54	53	47	1	1.9%	7	14.9%

	262	255	236	7	2.7%	26	11.0%

Medi-Cal/Medicaid
California	1,359	1,279	1,118	80	6.3%	241	21.6%
Arizona	45	18	0	27	150.0%	45	0.0%

	1,404	1,297	1,118	107	8.2%	286	25.6%

Dual Eligibles

California	2			2		2

Total Health Plan Enrollment
Large Group	568	578	695	(10)	(1.7)%	(127)	(18.3)%
Small Group	308	306	323	2	0.7%	(15)	(4.6)%
Individual	375	207	115	168	81.2%	260	226.1%

Commercial Risk	1,251	1,091	1,133	160	14.7%	118	10.4%
Medicare Advantage	262	255	236	7	2.7%	26	11.0%
Medi-Cal/Medicaid	1,404	1,297	1,118	107	8.2%	286	25.6%
Dual Eligibles	2			2		2

Western Region Operations	2,919	2,643	2,487	276	10.4%	432	17.4%

TRICARE - North Contract Eligibles	2,849	2,851	2,865	(2)	(0.1)%	(16)	(0.6)%

Health Net, Inc.

Consolidated Statements of Operations

($ in thousands, except per share data)

	Quarter Ended June 30, 2014	Quarter Ended March 31, 2014	Quarter Ended June 30, 2013
REVENUES:
Health plan services premiums	$3,261,878	$2,881,345	$2,578,874
Government contracts	154,083	144,090	139,942
Net investment income	12,043	11,102	17,143
Administrative services fees and other income	(6,612)	2,398	2,472

Total revenues	3,421,392	3,038,935	2,738,431

EXPENSES:
Health plan services	2,763,179	2,402,342	2,191,918
Government contracts	133,208	131,974	127,400
General and administrative	344,734	361,023	291,437
Selling	64,002	64,152	57,769
Depreciation and amortization	9,641	9,663	9,514
Interest	7,826	7,821	8,365

Total expenses	3,322,590	2,976,975	2,686,403

Income from operations before income taxes	98,802	61,960	52,028
Income tax (benefit) provision	(22,065)	33,173	18,545

Net income	$120,867	$28,787	$33,483

Net income per share:
Basic	$1.51	$0.36	$0.42
Diluted	$1.49	$0.36	$0.42

Weighted average shares outstanding:
Basic	80,250	79,802	79,367
Diluted	81,218	80,922	80,085

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	June 30,	March 31,	June 30,
	2014	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$603,097	$737,024	$279,618
Investments - available for sale	1,668,943	1,685,009	1,632,466
Premiums receivable, net	849,089	450,224	579,206
Amounts receivable under government contracts	193,043	188,843	205,168
Other receivables	183,795	54,251	52,283
Deferred taxes	81,293	75,321	80,382
Other assets	259,878	254,702	119,015

Total current assets	3,839,138	3,445,374	2,948,138

Property and equipment, net	209,385	206,410	190,394
Goodwill	565,886	565,886	565,886
Other intangible assets, net	13,229	13,949	15,556
Deferred taxes	9,530	4,195	5,503
Investments - available for sale - noncurrent	652	4,255	18,332
Other noncurrent assets	139,205	190,550	137,644

Total Assets	$4,777,025	$4,430,619	$3,881,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,488,322	$1,151,958	$1,013,086
Health care and other costs payable under government contracts	94,195	80,232	76,231
Unearned premiums	130,905	127,593	124,205
Accounts payable and other liabilities	496,349	669,406	392,647

Total current liabilities	2,209,771	2,029,189	1,606,169
Senior notes payable	399,402	399,351	399,197
Deferred taxes	22,376	18,057	—
Borrowings under revolving credit facility	100,000	100,000	125,000
Other noncurrent liabilities	223,595	205,521	226,863

Total Liabilities	2,955,144	2,752,118	2,357,229

Stockholders’ Equity
Common stock	152	152	150
Additional paid-in capital	1,406,768	1,397,962	1,360,749
Treasury common stock, at cost	(2,197,890)	(2,197,538)	(2,178,121)
Retained earnings	2,613,302	2,492,435	2,377,055
Accumulated other comprehensive (loss) income	(451)	(14,510)	(35,609)

Total Stockholders’ Equity	1,821,881	1,678,501	1,524,224

Total Liabilities and Stockholders’ Equity	$4,777,025	$4,430,619	$3,881,453

Debt-to-Total Capital Ratio	21.5%	22.9%	25.6%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended	Quarter Ended	Quarter Ended
	June 30,	March 31,	June 30,
	2014	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$120,867	$28,787	$33,483
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Amortization and depreciation	9,641	9,663	9,514
Share-based compensation expense	6,536	9,164	6,942
Deferred income taxes	(14,653)	18,129	9,169
Excess tax benefits from share-based compensation	(357)	(997)	(36)
Net realized gain on sale on investments	(1,928)	(308)	(5,647)
Other changes	6,364	9,562	6,845
Changes in assets and liabilities:
Premiums receivable and unearned premiums	(395,553)	(16,588)	(75,298)
Other current assets, receivables and noncurrent assets	(69,421)	(147,387)	20,054
Amounts receivable/payable under government contracts	(492)	34,089	3,160
Reserves for claims and other settlements	336,364	167,883	(84,658)
Accounts payable and other liabilities	(11,118)	199,461	(29,813)

Net cash (used in) provided by operating activities	(13,750)	311,458	(106,285)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	125,751	66,499	218,593
Maturities of investments	19,210	24,469	21,346
Purchases of investments	(102,873)	(125,564)	(194,361)
Purchases of property and equipment	(12,519)	(17,437)	(13,075)
Sales and purchases of restricted investments and other	(2,777)	3,537	(1,418)

Net cash provided by (used in) investing activities	26,792	(48,496)	31,085

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	2,726	3,746	1,216
Repurchases of common stock	(1,226)	(11,292)	(70)
Excess tax benefits from share-based compensation	357	997	36
Borrowings under financing arrangements	—	—	233,000
Repayment of borrowings under financing arrangements	—	—	(208,000)
Net increase (decrease) in checks outstanding, net of deposits	(713)	713	99,368
Customer funds administered	(148,113)	46,743	(1,067)

Net cash (used in) provided by financing activities	(146,969)	40,907	124,483

Net (decrease) increase in cash and cash equivalents	(133,927)	303,869	49,283

Cash and cash equivalents, beginning of period	737,024	433,155	230,335

Cash and cash equivalents, end of period	$603,097	$737,024	$279,618

Health Net, Inc.

SEGMENT INFORMATION

($ in thousands, except per share and PMPM data)

The following table presents Health Net’s operating segment information.

	Quarter Ended June 30, 2014				Quarter Ended March 31, 2014				Quarter Ended June 30, 2013
	Western Region Operations[1]	Government Contracts[2]	Corporate/ Other[5]	Consolidated	Western Region Operations[1]	Government Contracts[2]	Corporate/ Other[3]	Consolidated	Western Region Operations[1]	Government Contracts[2]	Corporate/ Other[4]	Consolidated
Commercial premiums	$1,377,460			$1,377,460	$1,264,177			$1,264,177	$1,298,569			$1,298,569
Medicare premiums	757,194			757,194	755,158			755,158	688,579			688,579
Medicaid premiums	1,121,912			1,121,912	862,010			862,010	591,726			591,726
Dual Eligibles premiums	5,312			5,312	0			0	0			0

Health plan services premiums	3,261,878			3,261,878	2,881,345			2,881,345	2,578,874			2,578,874
Government contracts		154,083		154,083		144,090		144,090		139,942		139,942
Net investment income	12,043			12,043	11,102			11,102	17,143			17,143
Administrative services fees and other income	(6,612)			(6,612)	2,398			2,398	2,472			2,472

Total revenues	3,267,309	154,083		3,421,392	2,894,845	144,090		3,038,935	2,598,489	139,942		2,738,431

Health plan services	2,763,179			2,763,179	2,402,342			2,402,342	2,191,918			2,191,918
Government contracts		132,634	574	133,208		131,070	904	131,974		121,826	5,574	127,400
Premium tax	31,930			31,930	42,458			42,458	51,167			51,167
Health insurer fee	37,844			37,844	36,293			36,293	—			—
Other ACA fees	22,546			22,546	22,527			22,527	569			569
Administrative expenses	249,665		2,749	252,414	256,594		3,151	259,745	232,377		7,324	239,701

Total general and administrative	341,985		2,749	344,734	357,872		3,151	361,023	284,113		7,324	291,437

Selling	64,002			64,002	64,152			64,152	57,769			57,769
Depreciation and amortization	9,641			9,641	9,663			9,663	9,514			9,514
Interest	7,826			7,826	7,821			7,821	8,365			8,365

Total expenses	3,186,633	132,634	3,323	3,322,590	2,841,850	131,070	4,055	2,976,975	2,551,679	121,826	12,898	2,686,403

Income (loss) from continuing operations before income taxes	80,676	21,449	(3,323)	98,802	52,995	13,020	(4,055)	61,960	46,810	18,116	(12,898)	52,028
Income tax provision (benefit)	42,874	8,942	(73,881)	(22,065)	29,371	5,386	(1,584)	33,173	16,023	7,537	(5,015)	18,545

Income (loss) from continuing operations	$37,802	$12,507	$70,558	$120,867	$23,624	$7,634	$(2,471)	$28,787	$30,787	$10,579	$(7,883)	$33,483

Basic earnings (loss) per share from continuing operations	$0.47	$0.16	$0.88	$1.51	$0.30	$0.10	$(0.03)	$0.36	$0.39	$0.13	$(0.10)	$0.42
Diluted earnings (loss) per share from continuing operations	$0.47	$0.15	$0.87	$1.49	$0.29	$0.10	$(0.03)	$0.36	$0.39	$0.13	$(0.10)	$0.42
Basic weighted average shares outstanding	80,250	80,250	80,250	80,250	79,802	79,802	79,802	79,802	79,367	79,367	79,367	79,367
Diluted weighted average shares outstanding	81,218	81,218	81,218	81,218	80,922	80,922	79,802	80,922	80,085	80,085	79,367	80,085

Pretax margin	2.5%				1.8%				1.8%
Commercial premium yield	-0.4%				3.9%				2.0%
Commercial premium PMPM	$378.91				$400.34				$380.30
Commercial health care cost trend	-3.4%				-2.2%				-2.3%
Commercial health care cost PMPM	$311.85				$323.92				$322.98
Commercial MCR	82.3%				80.9%				84.9%
Medicare Advantage MCR	90.9%				91.8%				89.9%
Medicaid MCR	83.6%				79.8%				79.5%
Dual Eligibles MCR	60.0%				—				—
Health plan services MCR	84.7%				83.4%				85.0%
Administrative expense ratio	7.7%				8.9%				9.0%
Total G&A expense ratio	10.5%				12.4%				11.0%
Selling costs ratio	2.0%				2.2%				2.2%
1	Includes the operations of the company’s commercial, Medicare and Medicaid health plans in California, Arizona, Oregon and Washington, as well as the operations of the company’s health and life insurance companies, primarily in Arizona, California, Oregon and Washington, and the operations of the company’s behavioral health and pharmaceutical services subsidiaries in several states including California, Arizona and Oregon.

2	Includes administrative services provided under the T-3 Managed Care Support Contract for the TRICARE North Region and other health care-related Department of Defense and Veterans Affairs government contracts.

3	Includes litigation reserve true-up related to previous accrual for lawsuit and related legal expenses. Also includes severance expense.

4	Primarily severance expense.

5	Includes $72.6 million income tax benefit. Also includes severance expense.

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

($ in millions)

	Health Plan Services
	YTD 6/2014	FY 2013	FY 2012
Reserve for claims (a), beginning of period	$807.4	$808.7	$720.8
Incurred claims related to:
Current Year (f)	2,627.3	4,666.0	4,950.9
Prior Years (c)	(26.6)	(56.2)	34.5

Total Incurred (b)	2,600.7	4,609.8	4,985.4

Paid claims related to:
Current Year	1,665.3	3,872.5	4,156.6
Prior Years	731.6	738.6	740.9

Total Paid (b)	2,396.9	4,611.1	4,897.5

Reserve for claims (a), end of period	1,011.2	807.4	808.7
Add:
Claims Payable (d)	116.6	67.0	91.6
Other (e)	360.5	109.7	137.7

Reserves for claims and other settlements, end of period	$1,488.3	$984.1	$1,038.0

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.

(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.

(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. Negative amounts in this line represent favorable development in estimated prior years’ health care costs. Positive amounts in this line represent unfavorable development in estimated prior years’ health care costs. For a detailed description of reserve development for the six months ended June 30, 2014, see Note 2 to the Consolidated Financial Statements in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. For a detailed description of reserve development for fiscal years 2013 and 2012, see Note 2 to the Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(d)	Includes amount accrued for litigation and regulatory-related expenses.

(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.

(f)	Our IBNR estimate also includes a provision for adverse deviation, which is an estimate for known environmental factors that are reasonably likely to affect the required level of IBNR reserves. Such amounts were $67 million, $53 million and $53 million as of June 30, 2014, December 31, 2013, and December 31, 2012, respectively.